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                                                                    EXHIBIT 99.0





DATE:             JULY 22, 2003

LOCATION:         ATLANTA, GEORGIA

SUBJECT:          HAVERTY FURNITURE
                  3RD QUARTER CASH DIVIDEND DECLARED

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ATLANTA, GEORGIA, JULY 22, 2003 - At the quarterly meeting of the Board of
Directors of HAVERTY FURNITURE COMPANIES, INC., (NYSE: HVT and HVT.A) held on July 21, 2003, the directors declared a cash dividend to be paid on the two classes of $1 par value common stock of the Company, payable Friday, August 22, 2003, to stockholders of record at the close of business on Friday, August 8, 2003, at a rate of 5-3/4 per share on the outstanding shares of Common Stock (Cusip #419596101) and 5-1/4 per share on the outstanding shares of Class A Common Stock (Cusip #419596200).

Haverty Furniture Companies, Inc., has paid a quarterly cash dividend since 1935 and has increased the cash dividend paid to stockholders in each of the past 28 years.

Havertys is a full-service home furnishings retailer with 113 showrooms in 14 southern and central states providing its customers with a wide selection of quality merchandise in middle- to upper-middle price ranges. Additional information is available on the Company's website at www.havertys.com.


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Contact for Information:   Jenny H. Parker
                           Vice President,
                           Secretary and Treasurer
                           (404) 443-2900